Exhibit 99.1

Global Technologies Group

GLOBAL TECHNOLOGIES GROUP UPDATE ON MEETINGS HELD IN BUTTE MONTANA AND ACQUISITION OF MSE TECHNOLOGY APPLICATIONS INC.

July 30, 2012, Sarasota, Florida.  Global Technologies Group, Inc. (GTGP.PK) James Fallacaro, President of Global Technologies Group and Global Technology Holdings, Inc., met in Butte over three days for meetings held with the representatives of Butte, the state and the federal government of Montana to discuss what Mr. Fallacaro’s plans are for both the acquisition of MSE and his business plans for the coming year. The meetings were held at the MERDI offices in Butte and all members of the MERDI and MSE boards were present at all of them. The meetings over the three day period were held from 8:30am – 5:00 pm daily. Representatives at the meetings were from the governor’s office, the U.S. senator’s offices, Butte city offices and heads of the business community representing the people of Butte, Montana. Mr. Fallacaro held a private breakfast meeting with all employees only of MSE at the facility to not only let them know what his plans were for the company but the future for the people who work at MSE and then responded to any questions or concerns they may have had regarding  both the acquisition  and transition period.

The acquisition  discussions with both boards of MERDI,  MSE and Mr. Fallacaro over that three day period was to finalize any open items regarding the closing of  the contract to purchase MSE and the timetable to allow all changes and any updates needed to expedite the closing. All items were covered at the meetings and all parties were in agreement to the changes made for the acquisition. The date was extended for two weeks from the original date scheduled from August 15 to September 1, 2012 to allow for the changes to the purchase contract.

After all the meetings were concluded, Mr. Fallacaro agreed to be interviewed by the Montana Standard along with the Lawyer for MSE to answer any questions they may have had about both himself and his plans for the future. The interview took place at the law firm prior to Mr. Fallacaro returning to Florida that evening.

“The meetings that were held during the three day period gave the representatives of the state, Butte and the boards of both MERDI and MSE the opportunity to meet with me and discuss first hand my plans for the future of MSE and I also discussed my belief that both the company and me personally want to be a part of and be a benefit to the community of Butte.

I am looking forward to this move to Butte as I have seen firsthand a town where the people are most cordial and friendly to everyone and reminds me of a time where the only thing that mattered  is family and a community spirit and interest in each other that is not seen in many cities now. That is a bonus for me personally. “Stated James Fallacaro, President of Global Technology Holdings, Inc., the acquiring company, and Global Technologies Group, Inc.

Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in Countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects.

Contact: JAMES FALLACARO

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM